Exhibit 99.3

Transactions from December 22, 2016 to January 13, 2017*

Trade Date	Amount of Shares Purchased	Weighted Average Price/Price Per Share ($)	Range of Price ($)
12/22/2016	10,800	0.7884	0.7800-0.8000
12/23/2016	10,500	0.7962	0.7702-0.8175
12/27/2016	11,400	0.7931	0.7850-0.8000
12/28/2016	13,689	0.7600	0.7301-0.7950
12/29/2016	14,919	0.7623	0.7599-0.7700
12/30/2016	13,100	0.7489	0.7250-0.7590
1/3/2017	17,619	0.7499	0.7208-0.7500
1/4/2017	17,619	0.7468	0.7450-0.7500
1/5/2017	13,600	0.7488	0.7400-0.7500
1/6/2017	14,100	0.7333	0.7201-0.7595
1/9/2017	8,900	0.7491	0.7456-0.7500
1/10/2017	8,000	0.7463	0.7305-0.7483
1/11/2017	14,800	0.7458	0.7400-0.7478
1/12/2017	16,900	0.7710	0.7480-0.8000
1/13/2017	18,102	0.7912	0.7709-0.7950

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*The purchases were made pursuant to the Purchase Plan. These shares were purchased in multiple transactions on the open market. Mr. Jianghuai Lin undertakes to provide the Company or the staff of the SEC, upon request, full information regarding the number of shares purchased at each separate price within the range set forth herein.